Exhibit 99.1

Voya Financial to Sell Closed Block Variable Annuity and Fixed and Fixed Indexed Annuities Businesses

•	Voya Enters into Agreement with Investment Consortium led by Apollo Global Management, Crestview Partners and Reverence Capital Partners

•	Transaction Significantly Reduces Market and Insurance Risk for Voya

•	Voya to Focus on its Higher-Growth Retirement, Investment Management and Employee Benefits Businesses

•	Voya to be Preferred Asset Management Partner for New Entity Owning Variable Annuities

•	Voya Intends to Repurchase $1 Billion of Common Stock by June 30, 2018

NEW YORK, Dec. 21, 2017 – Voya Financial, Inc. (NYSE: VOYA), announced today that it will divest substantially all of its Closed Block Variable Annuity (CBVA) segment and its individual fixed and fixed indexed annuity business through an agreement with a consortium of investors led by affiliates of Apollo Global Management, LLC (together with its consolidated subsidiaries, “Apollo”) (NYSE: APO), Crestview Partners (“Crestview”) and Reverence Capital Partners (“Reverence”). In addition to significantly reducing market and insurance risk, the agreement will enable Voya to focus on its higher-growth, higher-return, capital-light Retirement, Investment Management and Employee Benefits businesses.

“Through this transaction, we are further demonstrating our commitment to delivering shareholder value by eliminating the risk associated with the CBVA segment and securing significant value for our Annuities business,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial, Inc. “Since we became a standalone company in 2013, we have focused on growing our capital-light businesses — specifically, Retirement, Investment Management and Employee Benefits. This transaction accelerates that focus and positions Voya to expand its leadership position as one of the foremost retirement, asset management and employee benefits companies in the United States. With our increased focus on these core businesses, we will be able to work even more closely with our distribution partners and help our customers get ready to retire better. We are also committed to ensuring a seamless transition for our annuity customers, who will continue to benefit from the features of the products.”

In the transaction, Voya will divest Voya Insurance and Annuity Company (VIAC), the insurance subsidiary that has primarily issued Voya’s variable, fixed and fixed indexed annuities. VIAC will be acquired by Venerable Holdings, Inc., a newly formed investment vehicle owned by a consortium of investors led by Apollo, Crestview and Reverence. Athene Holding, Ltd. (NYSE: ATH), and Voya also will participate in this consortium, with Voya having a 9.9% equity stake in Venerable.

Following its acquisition of VIAC, Venerable will hold substantially all of the variable annuities in Voya’s CBVA segment with account value of approximately $35 billion based on June 30, 2017, balances. Concurrent with the sale of VIAC, Voya will sell via reinsurance to Athene its individual fixed and fixed indexed annuity policies with approximately $19 billion of account value as of June 30, 2017, representing the significant majority of Voya’s fixed and fixed indexed annuities in force. Voya intends to cease manufacturing non-retirement-focused individual annuities after the transaction closes.

Based on the terms of the agreement, Voya estimates that the transaction will result in approximately $1.1 billion of value, which includes the benefit of a $400 million ceding commission paid by Athene for Voya’s fixed and fixed indexed annuities business. Giving effect to certain assets that are not liquid today as well as expected transaction, restructuring, and other costs, Voya expects immediately deployable capital in excess of $500 million, which is subject to change until closing. Voya intends to utilize the deployable capital for additional share repurchases beyond its $1 billion existing authorization. Voya also expects to benefit from the above-mentioned assets that are not liquid today — and that are not included in excess capital — over time.

Voya does not expect that the transaction will have a significant impact on the net present value of its deferred tax assets.

Martin added, “We have a clearly defined roadmap to grow our bottom-line results following the transaction, and we expect to increase Voya’s quarterly operating earnings per share to between $1.10 and $1.20 within 12 months of the transaction closing. To achieve this, we will execute on growth initiatives in Retirement, Investment Management and Employee Benefits. Moreover, in addition to our existing cost-savings initiatives, we will undertake further efforts to reduce expenses associated with the businesses involved in this transaction, and in corporate and shared services functions. The cumulative effect of these efforts will be to realize $110 to $130 million in cost savings in the 12 months following the close of the transaction. We also will continue with our share-repurchase plans, including our intent to repurchase $1 billion of our common stock by June 30, 2018.”

To achieve its new, targeted annual run-rate cost savings, Voya will incur certain restructuring expenses. These expenses, which will be classified as non-operating items, are not reflected in the company’s run-rate cost savings estimates for 2018.

“Since the end of 2012, we have significantly improved our financial performance and returned more than $3.4 billion in excess capital to our shareholders. We have also built a strong culture, where employees are committed to helping both our customers and our communities around the country. At the same time, we have greatly increased Voya’s brand awareness — going from virtually no recognition to becoming one of the most recognized brand names associated with retirement. This is the right time to move forward with a more focused and higher-growth business mix, and we are well positioned to build upon the value we have already created as we continue to improve returns and generate additional value for our shareholders, customers, employees and distribution partners,” added Martin.

As part of the agreement, Voya Investment Management (IM) will serve as the preferred asset management partner for Venerable. Voya IM will — for a minimum of five years following the closing of the transaction — manage approximately $10 billion of general account assets under management (AUM). Voya IM also will continue to manage the funds platform associated with the variable annuities, representing approximately $22 billion of AUM as of Sept. 30, 2017. Voya IM will be the preferred asset manager for future blocks acquired by Venerable. This arrangement aligns with Voya IM’s focus on providing long-term, risk-adjusted returns as well as its expertise in serving the needs of insurance companies.

The transaction, which has been unanimously approved by Voya’s board of directors, is expected to close in Q2 or Q3 2018, subject to customary closing conditions, including regulatory approvals.

After completing the transaction, Voya expects annual free cash flow of between $600 and $700 million and anticipates that approximately 80% of its operating earnings would be generated from its Retirement, Investment Management and Employee Benefits businesses. As a result of its planned exit from the individual annuities business, Voya intends to conduct a strategic review of its Individual Life business during the first half of 2018.

Based on certain historical information used in valuing the transaction, Voya estimates that it would result in a $2.3 billion after-tax reduction to shareholders equity, excluding accumulated other comprehensive income, the majority of which reflects an after-tax loss that is subject to change upon finalizing fourth-quarter 2017 financials and would be recorded in the fourth quarter. The estimated loss on sale and retained tax benefits (and Voya’s ability to realize such benefits) are based on current tax law and are subject to a final determination of the tax basis of the operations sold. Beginning in the fourth quarter of 2017 and continuing until closing of the transaction, the results of operations of the businesses sold will be reported as discontinued operations for all periods presented in the company’s financial statements.

On a pro forma basis as of Sept. 30, 2017, the company’s book value per share would be $47.38 after giving effect to the transaction. After completing the transaction, Voya will target a debt-to-capital ratio of 30%, a risk-based capital ratio of 425% and a holding-company liquidity target of $200 million.

After the sale, VIAC or one of Venerable’s affiliates will administer most of the variable, fixed and fixed indexed annuities included in the transaction, subject to some exceptions and transitional arrangements. Certain business in Voya’s Annuities segment is not part of the transaction, including approximately $6 billion in investment-only products (primarily Select Advantage) that will be retained by Voya.

Goldman Sachs & Co. LLC is serving as financial advisor and Willkie Farr & Gallagher LLP is serving as legal counsel to Voya in connection with this transaction.

Conference Call and Slide Presentation

Voya will host a conference call on Thursday, Dec. 21, 2017, at 9 a.m. ET to discuss the transaction. The call and a slide presentation on the transaction can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Dec. 21, 2017.

Media Contact:	Investor Contact:

Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13.6 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2016. The company had $541 billion in total assets under management and administration as of September 30, 2017. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company®. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible and has been recognized as one of the 2017 World’s Most Ethical Companies® by the Ethisphere Institute, as well as one of the Top Green Companies in the U.S., by Newsweek magazine. Follow Voya Financial on Facebook and Twitter @Voya.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, such as those relating to Federal taxation, state insurance regulations and NAIC regulations and guidelines, including those affecting reserve requirements for variable annuity policies and the use of and possible application of NAIC accreditation standards to captive reinsurance entities, those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the U.S. Department of Labor’s final rules and exemptions pertaining to the fiduciary status of providers of investment advice, or any amendments thereto, and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2016, filed with the Securities and Exchange Commission on Feb. 23, 2017, and our Quarterly Report on Form 10-Q for the three-month period ended September 30, 2017, filed with the Securities and Exchange Commission on Nov. 1, 2017.

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